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                                                                    EXHIBIT 99.2

                     PRESS RELEASE DATED SEPTEMBER 17, 1998

Adaptec CEO Reviews Cost Cuts, Outlines Future
Strategy; Announces One-time Charges

MILPITAS, Calif. - September 17, 1998 - In a shareholder/analyst teleconference held this afternoon, Adaptec, Inc. Interim CEO Larry Boucher described recent cost cutting and restructuring measures, reviewed the company's quarterly performance to date, and outlined the company's future business strategy.

Cost cuts outlined

The company has eliminated approximately 850 jobs since April of this year. Boucher noted that "On a run-rate basis, by Q3 of this year, we expect to have reduced operating expenses approximately 20% since Q3 of our last fiscal year." Interim CFO Andy Brown reiterated the company's goal to reduce operating expenses to below 35% of revenue and stated that they were "striving to attain operating profit levels in the mid-teens in the near future."

Mr. Boucher detailed the company's most recent cost-cutting moves, specifically Adaptec's elimination of its satellite networking, external storage and Fibre Channel businesses. "We built partnerships outside Adaptec to handle these projects. This should enable us to leverage the work we've already accomplished in those areas through minority investments. At the same time, by shifting the work outside, we will reduce operating expenses and increase profitability."

Though Adaptec has achieved some success in all these arenas, the chief executive said, "significant markets for these products do not exist as of today, nor in my estimation, will they exist in even the near term." In Fibre Channel specifically, Boucher explained his belief that the technology was "still a long way into the future," due to its reliance on storage area networks, NT 5.0, and clustering. In addition, he cited the extraordinary challenges facing Fibre Channel due to interoperability issues and the requirement for companies installing the technology to add infrastructure.

Quarterly performance

In a brief update of the current quarter, Andy Brown said that the company believes earnings per share were expected to be "within current street estimates, before one-time charges, tending toward the lower end of the range." He said the company expected revenues to be "between $140 and $145 million."

The company estimated that one-time charges resulting from the reductions in force and costs related to the aforementioned business strategy changes would be in the range of $0.20 to $0.25 per share. Mr. Brown also noted the company had reduced channel inventories. "We expect to exit Q2 with substantially reduced distribution inventory levels."

Future strategy

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Focussing on future priorities, Boucher highlighted the company's RAID, SCSI, and software initiatives. He began by describing RAID as a key to the company's future. "We have a powerful product in the pipeline. We will invest whatever is necessary to be a leader in this area."

On the future of SCSI, he was optimistic. "The next generation of internal disk storage will be Ultra 160M SCSI and we are in a great position in that arena. I believe no company is in a better position to exploit the expected growth [of the server business] than Adaptec."

Adaptec is currently a market leader in CD recordable software, and the company "has several products in the pipeline that should bring new, high-margin revenue in the near future," according to Boucher.

Mr. Boucher concluded his prepared remarks by saying: "I returned [to Adaptec] because I believe the potential of this company has just begun to be tapped.
 ...The Dataquest growth model for servers surpasses 15% and this is our turf. The team at Adaptec is an extraordinary one. We have excellence and creativity in our management. This is a group that has survived some real tests and they are stronger for the experience. Adaptec has a great future in front of it."

Safe Harbor Language

This press release contains forward-looking statements regarding the company's cost cutting and operating profits goals, expected one-time charges for the current quarter, expected channel inventory reductions, revenue and earnings expectations for the current fiscal quarter, and future market growth and product revenue. Such statements are inherently subject to risks and uncertainties, and actual events or results could differ materially from those projected in such forward-looking statements due to a number of factors, including the following: an inability by the company to bring costs into line with rapidly fluctuating revenues; changes in demand in the markets served by the company; fluctuations in economic conditions generally and in specific regions; introductions of new products by competitors and changing technology preferences among customers; and manufacturing problems that could be encountered by the company.

About Adaptec

Adaptec provides bandwidth management technologies for organizations building the global information infrastructure. Its high performance I/O, connectivity, and network products are incorporated into the systems and products of major computer and peripheral manufacturers. Founded in 1981 and headquartered in Milpitas, Calif., Adaptec (NASDAQ: ADPT) employs people worldwide in design, manufacturing, sales, service and distribution. Adaptec's home page is http://www.adaptec.com.



Editorial contact:
Adam Trunkey (408) 957-6761 or atrunkey@corp.adaptec.com